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                                                                     EXHIBIT 99


FOR IMMEDIATE RELEASE                        Contact: Donald J. Radkoski or
July 6, 2004                                          Mary Cusick (614) 491-2225


                 BOB EVANS FARMS ANNOUNCES JUNE SAME-STORE SALES

         COLUMBUS, Ohio -- Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced that same-store sales in "core" restaurants (481 stores which were open for the full 12 months in both fiscal years 2003 and 2004) for the fiscal 2005 month of June (the four weeks ended June 25) decreased 2.8 percent from the same period a year ago. Average menu prices for the fiscal month were up approximately 2.4 percent.
         Bob Evans Farms, Inc. owns and operates 564 full-service, family restaurants in 21 states. Bob Evans Restaurants are primarily located in the Midwest, mid-Atlantic and Southeast regions of the United States, while Owens Restaurants operate in Texas. The company is also a leading producer and distributor of pork sausage and other convenience food items under the Bob Evans and Owens brand names, which are available in 30 states. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 The statements contained in this report which are not historical fact are "forward-looking statements" that involve various important assumptions, risks, uncertainties and other factors which could cause the company's actual results for fiscal 2005 and beyond to differ materially from those expressed in such forward-looking statements. These important factors include, without limitation, changes in hog costs, the possibility of severe weather conditions where the company operates its restaurants, the availability and cost of acceptable new restaurant sites, shortages of restaurant labor, acceptance of the company's restaurant concepts into new geographic areas as well as other risks previously disclosed in the company's securities filings and press releases.